Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-234760 on Form S-8 of our report dated June 22, 2021, which appears in this annual report on Form 11-K of the MDU Resources Group, Inc. 401(k) Retirement Plan for the year ended December 31, 2020.

/s/ Baker Tilly US, LLP
(Formerly known as Baker Tilly Virchow Krause, LLP)

Minneapolis, Minnesota
June 22, 2021